UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2014

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

442 Littlefield Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2014, the Board of Directors (the “Board”) of the Company appointed Robert A. Baffi, Ph.D. to serve as a director of the Company, effective as of the close of business on that date. Dr. Baffi currently serves as Executive Vice President of Technical Operations at BioMarin Pharmaceutical Inc. (“BioMarin”), where he is responsible for overseeing manufacturing, process development, quality, analytical chemistry and logistics departments.  From May 2000 to December 2009, Dr. Baffi served as Senior Vice President of Technical Operations at BioMarin. From 1986 to 2000, Dr. Baffi served in a number of positions with increasing responsibility at Genentech Inc. (“Genentech”), primarily in the functional area of quality control.  Prior to joining Genentech, Dr. Baffi worked for Cooper BioMedical as a research scientist and at Becton Dickinson Research Center as a post-doctoral fellow. Dr. Baffi has contributed to more than 20 regulatory submissions for product approval in the United States and Europe and to more than 20 regulatory submissions for investigational new drug testing. Dr. Baffi received a Ph.D., M. Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

In connection with his appointment to the Board, Dr. Baffi will receive cash compensation consistent with the Company’s current cash compensation arrangements for non-employee directors, including cash compensation in the amount of $40,000 per year payable as an annual retainer. Dr. Baffi will also be granted an option to purchase 40,000 shares of the Company’s common stock, to vest monthly over three years. Prior to Dr. Baffi’s option grant, the Company granted new non-employee directors options to purchase 20,000 shares of the Company’s common stock upon their appointment.

A copy of the press release announcing Dr. Baffi’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release issued by KaloBios Pharmaceuticals, Inc. on December 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Donald R. Joseph
Donald R. Joseph
Chief Legal Officer

Dated:  December 1, 2014